Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CLEARPOINT NEURO, INC.

________________________________________

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

________________________________________

CLEARPOINT NEURO, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.       Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“A.       Authorized Stock. The total number of shares which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000), consisting of Eighty Million (80,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and Twenty Five Million (25,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

2.       The amendment to the Amended and Restated Certificate of Incorporation of the Corporation effected hereby has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.       This Certificate of Amendment will become effective as of 12:01 a.m. EST on May 25, 2022.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 24th day of May, 2022.

CLEARPOINT NEURO, INC.

By: /s/  Joseph Burnett

Name: Joseph Burnett

Title:   President and Chief Executive Officer